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Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 20, 2003 relating to the financial statements of K-Sea Transportation LLC and our reports dated July 14, 2003, except for Note 2 as to which the date is August 29, 2003, relating to the balance sheet of K-Sea Transportation Partners L.P. and the balance sheet of K-Sea General Partner LLC, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS
PricewaterhouseCoopers LLP
New York, New York
October 8, 2003

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Consent of Independent Accountants